UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

July 26, 2016

Date of report (Date of earliest event reported)

Condor Hospitality Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-34087	52-1889548
(Commission File Number)	(IRS Employer Identification No.)

4800 Montgomery Lane, Suite 220 Bethesda, MD	20814

(Address of Principal Executive Offices)	(Zip Code)

(402) 371-2520

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01. Entry into a Material Definitive Agreement.

On July 26, 2016, Condor Hospitality Trust, Inc. (“Condor”), through its operating partnership subsidiary Supertel Limited Partnership (“Condor Member”), entered into a joint venture to acquire a 254 room Aloft hotel in downtown Atlanta, Georgia. Condor owns 80% of the joint venture, and its joint venture partner, Three Wall Capital LLC (“TWC”), owns the remaining 20% of the joint venture. The purchase price for the hotel is $43,550,000. The name of the joint venture is Spring Street Hotel Property II LLC (“Spring Street JV”).

Condor Member contributed $1,000,000 to Spring Street JV on July 26, 2016 and will contribute approximately $7,600,000 to Spring Street JV upon the closing of the acquisition of the hotel, in exchange for an 80% equity interest in Spring Street JV. TWC Spring Street Hotel LLC, an affiliate of TWC (“TWC Spring Member”), contributed $250,000 to Spring Street JV and will contribute approximately $1,900,000 to Spring Street JV upon the closing of the acquisition of the hotel, in exchange for a 20% equity interest in Spring Street JV.

Upon the closing of the acquisition of the hotel:

•	the hotel will be owned by Spring Street Hotel Property LLC, a wholly-owned subsidiary of Spring Street JV (“Spring Street Hotel”);

•	Spring Street Hotel will lease the hotel to a lessee that will be a limited liability company owned directly or indirectly by a taxable REIT subsidiary of Condor and by TWC or its affiliate in the same proportion as the ownership of Spring Street JV; and

•	the hotel will be managed by Boast Hotel Management Company LLC, an affiliate of TWC.

Certain provisions of the material transaction agreements that have been entered into are described below.

Assignment of Purchase Right to Spring Street Hotel

TWC assigned to Spring Street Hotel its rights to acquire the hotel under a Purchase and Sale Agreement dated May 19, 2016 between DB Hotel Atlanta, LLC and TWC (the “Purchase Agreement”). The purchase price for the hotel is $43.55 million. Condor anticipates that approximately $33.75 million of the purchase price will be financed with a mortgage loan in connection with the closing of the acquisition of the hotel; however, financing is not a condition to closing.

On July 26, 2016, the due diligence period under the Purchase Agreement expired and Spring Street JV deposited $1,000,000 of the purchase price with an escrow agent (which was in addition to a prior deposit of $250,000). The deposits are generally non-refundable, unless certain closing conditions are not satisfied or certain defaults occur prior to closing.

The closing of the acquisition of the hotel is subject to customary closing conditions including accuracy of representations and warranties and compliance with covenants and obligations under the Purchase Agreement. The closing is expected to occur in the third quarter of 2016.

JV LLC Agreement

General. Condor Member, TWC Spring Member and TWC Spring Street Hotel Promote LLC, an affiliate of TWC (“TWC Promote Member”), formed Spring Street JV as a Delaware limited liability company and entered into a limited liability company agreement (the “JV LLC Agreement”) on July 26, 2016. The JV LLC Agreement provides that, in exchange for their initial capital contributions of approximately $8,600,000 and $2,150,000, respectively, Condor Member and TWC Spring Member will receive 80% and 20%, respectively, of the equity interests in Spring Street JV. Any additional capital contributions to Spring Street JV generally will be made 80% by Condor Member and 20% by TWC Spring Member.

Management. Under the JV LLC Agreement, the business of Spring Street JV is managed by TWC Spring Member in accordance with business plans and budgets approved by Condor Member and TWC Spring Member. However, major decisions detailed in the JV LLC Agreement require the approval of Condor Member. The JV LLC Agreement also provides that Condor Member may remove TWC Spring Member as the manager of Spring Street JV and appoint a new manager upon the occurrence of certain events of default.

Distributions of Net Cash Flows. Net cash flow from Spring Street JV will be distributed for each fiscal year as follows:

•	first, to Condor Member until it has received a preferred return equal to 10% of its capital contributions;

•	second, to TWC Spring Member until it has received a preferred return equal to 10% of its capital contributions; and

•	third, to the extent any net cash flow is remaining in any such fiscal year, to Condor Member and TWC Spring Member pro rata in accordance with their ownership interests.

Distributions of Net Proceeds from Capital Transactions. Net proceeds from any capital transaction from Spring Street JV will be distributed as follows:

•	first, to Condor Member and TWC Spring Member pro rata in accordance with their ownership interests, until Condor Member has received a 12% internal rate of return from all distributions (which includes the return of all of its capital contributions);

•	second, 85% to Condor Member and TWC Spring Member pro rata in accordance with their ownership interests and 15% to TWC Promote Member, until Condor Member has received a 15% internal rate of return from all distributions;

•	third, 80% to Condor Member and TWC Spring Member pro rata in accordance with their ownership interests and 20% to TWC Promote Member, until Condor Member has received a 20% internal rate of return from all distributions; and

•	fourth, 75% to Condor Member and TWC Spring Member pro rata in accordance with their ownership interests and 25% to TWC Promote Member, after Condor Member has received a 20% internal rate of return from all distributions.

Buy-Sell Rights. Under the JV LLC Agreement, each of Condor Member and TWC Spring Member has buy-sell rights with respect to the other party’s entire equity interest in Spring Street JV. This right permits Condor Member (after the third anniversary of the closing) and TWC Spring Member (after the fifth anniversary of the closing, or third anniversary if an affiliate of TWC is terminated as the manager of the hotel for any reason other than certain performance matters) to give a buy-sell notice to the other party. Pursuant to the buy-sell notice, the party receiving the notice is required to either buy the other party’s entire equity interest in Spring Street JV or sell its entire equity interest in Spring Street JV, in each case, at a fair market value price supported by one or more qualified broker valuations. For purposes of these buy-sell rights, the equity interest of TWC Spring Member in Spring Street JV includes the interest of TWC Promote Member in Spring Street JV.

Purchase Option. The JV LLC Agreement also provides Condor Member with the option to purchase TWC Spring Member’s entire equity interest in Spring Street JV (and the interest of TWC Promote Member in Spring Street JV). The option is exercisable during the period from the third anniversary of the closing through the fifth anniversary of the closing. The purchase price under the option is the amount that would be distributed to TWC Spring Member and TWC Promote Member if the hotel was sold (after repayment of any mortgage loan) based on the following hotel valuations:

•	if the hotel net operating income for the 12 months prior to the date of exercise of the option is less than $3,875,000, the hotel valuation used in determining the purchase price is $48,000,000; and

•	if the hotel net operating income for the 12 months prior to the date Condor Member delivers notice of its intent to exercise the option is equal to or greater than $3,875,000, the hotel valuation used in determining the purchase price is a fair market value price supported by one or more qualified broker valuations. The purchase price under this scenario also includes certain shortfalls of distributions of net cash flows to TWC Spring Member from prior fiscal years.

The preceding summary of the JV LLC Agreement is qualified in its entirety by reference to the terms of the actual document. A copy of the JV LLC Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Exhibits.

10.1	Limited Liability Company Agreement of Spring Street Hotel Property II LLC dated as of July 26, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Condor Hospitality Trust, Inc.

Date: August 1, 2016	By:	/s/ Jonathan Gantt
Name: Jonathan Gantt
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Limited Liability Company Agreement of Spring Street Hotel Property II LLC dated as of July 26, 2016.